EXHIBIT 99.1

Educational Development Corporation Announces First Quarter Fiscal 2010 Results

TULSA, Okla., July 16, 2009 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) today reported results for the first quarter of fiscal 2010, ended May 31, 2009.

EDUC reports net revenue of $6,218,500 for the quarter ended May 31, 2009, compared to $7,374,800 for the same period last year. Net earnings declined from $768,000 to $666,000 for the same period.

The Publishing Division's net revenues increased $67,600 during the three month period ending May 31, 2009 when compared with the same quarterly period a year ago. We attribute this to a 27.0% increase in sales to major national accounts.

The Home Business experienced a 19.3% net revenue decline which is primarily due to decreases in home party sales, school and library sales and Internet sales. We hold our National Sales Convention this coming weekend where training on all aspects of the business will be presented to over 500 sales consultants.

               EDUCATIONAL DEVELOPMENT CORPORATION
                     SELECTED FINANCIAL DATA

                                           Three Months Ended May 31,
                                            2009               2008
                                            ----               ----

 NET REVENUES                           $ 6,218,500       $ 7,374,800
                                        ============      ============
 EARNINGS BEFORE INCOME TAXES           $   666,000       $   768,000
 INCOME TAXES                               250,600           288,300
                                        ------------      ------------
 NET EARNINGS                           $   415,400       $   479,700
                                        ============      ============

 BASIC AND DILUTED EARNINGS PER SHARE:
   Basic                                $      0.11       $      0.13
                                        ------------      ------------
   Diluted                              $      0.11       $      0.13
                                        ============      ============

 WEIGHTED AVERAGE SHARES:
   Basic                                  3,843,847         3,704,755
                                        ============      ============
   Diluted                                3,844,859         3,706,015
                                        ============      ============

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522
          http://www.edcpub.com